Exhibit 99.1

Press Release

April 28, 2016

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES RECORD FIRST QUARTER, NET INCOME UP 11.6 PERCENT; INCREASES QUARTERLY DIVIDEND.

West Des Moines, IA - West Bancorporation, Inc. (NASDAQ: WTBA), parent company of West Bank, is pleased to report that first quarter 2016 net income was $5.7 million, or $0.35 per diluted common share. This is the highest net income ever recorded by the Company for the first quarter of any year, and compares to first quarter 2015 net income of $5.1 million, or $0.32 per diluted common share. On April 27, 2016, the Company’s Board of Directors declared a regular quarterly dividend of $0.17 per common share, an increase of $0.01 per share, or 6.25 percent, over the quarterly dividend paid in each of the previous four quarters. The dividend is payable on May 25, 2016, to shareholders of record on May 11, 2016. The quarterly dividend payment of $0.17 per common share is the highest quarterly dividend ever paid by the Company.

During the first quarter of 2016, the Company recorded tax-exempt gains from bank-owned life insurance of approximately $443,000. Associated with the life insurance claims were related expenses of approximately $111,000 on an after-tax basis, resulting in a nonrecurring benefit of approximately $332,000. Even excluding this nonrecurring item, net income for the first quarter of 2016 would have been an all-time record for any first quarter. This is the seventh consecutive record quarter for each respective quarter.

“We are pleased with the loan portfolio growth experienced in the first quarter,” commented Dave Nelson, President and Chief Executive Officer of West Bancorporation, Inc. “Many times, the first quarter can be a relatively slow growth period. Having the loan portfolio increase by approximately $28 million during the first quarter gives us a great start to 2016.”

Mr. Nelson added, “The recognition of our performance by independent third parties continued in the first quarter of 2016. The investment banking firm Raymond James and Associates, Inc. recognized our Company as a top community bank for the fourth year in a row. S&P Global Market Intelligence also recognized us as a top community bank in the United States. We appreciate this recognition, and are fully aware it would not happen without the effort put forth by our entire team to provide outstanding service to our customers.”

Brad Winterbottom, West Bank President, said, “Loan growth should continue at a strong level for the next couple of quarters in all of our markets. Our bankers are doing a tremendous job expanding and growing our customer base.”

Eastern Iowa Market President, Jim Conard, commented, “We were pleased to add several new community leaders to our community board for the eastern Iowa market in the first quarter. We appreciate their support and guidance. This validates the growing presence of West Bank in eastern Iowa.”

“Our Rochester location continued to build market share with total loans outstanding in excess of $100 million, which was an increase of 15 percent since year end,” said Mike Zinser, Rochester Market President.  “Our success in Rochester is built on strong values and being quick and decisive at the local level. With our model as a business bank, we allow our people to focus on what we do best every day. As our growth attests, this very intentional approach has been well received by the Rochester business community.”  Zinser continued, “As we begin our fourth year in Rochester, we are excited about not only the momentum we have generated so far, but also the foundation we are establishing with our new building, which is expected to open in September of 2016.  This is an exciting time for West Bank in Rochester.”

The Company filed its report on Form 10-Q with the Securities and Exchange Commission this morning. Please refer to that document for a more in-depth discussion of our results. The Form 10-Q document is available on the Investor Relations section of West Bank's website at www.westbankstrong.com.

The Company will discuss its results in a conference call scheduled for 10:00 a.m. Central Time tomorrow, Friday, April 29, 2016. The telephone number for the conference call is 888-339-0814. A recording of the call will be available until May 13, 2016, by dialing 877-344-7529. The replay passcode is 10077820.

As previously reported, the 2016 Annual Meeting of Shareholders will be held at 4:00 p.m. Central Time this afternoon at the Company headquarters.

About West Bancorporation, Inc. (NASDAQ: WTBA)
West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has eight offices in the Des Moines metropolitan area, one office in Iowa City, Iowa, one office in Coralville, Iowa and one office in Rochester, Minnesota.

Certain statements in this press release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may appear throughout this press release. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “anticipates,” “projects,” “future,” “may,” “should,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue,” or similar references, or references to estimates, predictions or future events. Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties. Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company's loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, limitations and costs; changes in customers' acceptance of the Company's products and services; cyber-attacks; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)

CONSOLIDATED BALANCE SHEETS	March 31, 2016	March 31, 2015
Assets
Cash and due from banks	$48,919	$40,514
Federal funds sold	7,804	48,445
Investment securities available for sale, at fair value	311,335	264,213
Investment securities held to maturity, at amortized cost	50,526	51,322
Federal Home Loan Bank stock, at cost	12,353	12,515
Loans	1,274,929	1,184,447
Allowance for loan losses	(15,280)	(13,878)
Loans, net	1,259,649	1,170,569
Premises and equipment, net	17,298	10,798
Bank-owned life insurance	32,688	32,296
Other assets	14,547	17,994
Total assets	$1,755,119	$1,648,666

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$457,409	$367,422
Interest-bearing:
Demand	247,300	257,696
Savings	632,934	597,181
Time of $250,000 or more	13,248	14,416
Other time	94,856	128,705
Total deposits	1,445,747	1,365,420
Short-term borrowings	18,685	4,100
Long-term borrowings	126,738	129,476
Other liabilities	7,023	5,949
Stockholders' equity	156,926	143,721
Total liabilities and stockholders' equity	$1,755,119	$1,648,666

Financial Information (continued) (unaudited)
(in thousands)

	Three Months Ended March 31,
CONSOLIDATED STATEMENTS OF INCOME	2016	2015
Interest income
Loans, including fees	$13,466	$12,622
Investment securities	2,038	1,889
Other	20	10
Total interest income	15,524	14,521
Interest expense
Deposits	705	571
Short-term borrowings	16	28
Long-term borrowings	1,104	959
Total interest expense	1,825	1,558
Net interest income	13,699	12,963
Provision for loan losses	200	—
Net interest income after provision for loan losses	13,499	12,963
Noninterest income
Service charges on deposit accounts	596	620
Debit card usage fees	447	435
Trust services	297	325
Increase in cash value of bank-owned life insurance	168	189
Gain from bank-owned life insurance	443	—
Realized investment securities gains, net	—	11
Other income	279	280
Total noninterest income	2,230	1,860
Noninterest expense
Salaries and employee benefits	4,256	3,990
Occupancy	951	1,049
Data processing	579	574
FDIC insurance expense	218	202
Other expenses	1,795	1,631
Total noninterest expense	7,799	7,446
Income before income taxes	7,930	7,377
Income taxes	2,234	2,274
Net income	$5,696	$5,103

Financial Information (continued) (unaudited)

	PER COMMON SHARE			MARKET INFORMATION (1)
	Net Income
	Basic	Diluted	Dividends	High	Low
2016
1st Quarter	$0.35	$0.35	$0.16	$19.58	$16.04

2015
4th Quarter	0.37	0.37	0.16	21.09	17.74
3rd Quarter	0.34	0.34	0.16	20.99	17.67
2nd Quarter	0.33	0.33	0.16	20.46	17.98
1st Quarter	0.32	0.32	0.14	19.94	16.00
(1) The prices shown are the high and low sale prices for the Company's common stock, which trades on the Nasdaq Global Select Market, under the symbol WTBA. The market quotations, reported by Nasdaq, do not include retail markup, markdown or commissions.

	Three Months Ended March 31,
SELECTED FINANCIAL MEASURES	2016	2015
Return on average assets	1.31%	1.27%
Return on average equity	14.77%	14.57%
Net interest margin	3.51%	3.59%
Efficiency ratio*	46.91%	48.25%

	As of March 31,
	2016	2015
Texas ratio*	0.76%	2.73%
Allowance for loan losses ratio	1.20%	1.17%
Tangible common equity ratio	8.94%	8.72%
* A lower ratio is more desirable.

Definitions of ratios:

•	Return on average assets - annualized net income divided by average assets.

•	Return on average equity - annualized net income divided by average stockholders' equity.

•	Net interest margin - annualized tax-equivalent net interest income divided by average interest-earning assets.

•
Efficiency ratio - noninterest expense (excluding other real estate owned expense) divided by noninterest income (excluding net securities gains and gains/losses on disposition of premises and equipment) plus tax-equivalent net interest income.

•	Texas ratio - total nonperforming assets divided by tangible common equity plus the allowance for loan losses.

•	Allowance for loan losses ratio - allowance for loan losses divided by total loans.

•	Tangible common equity ratio - common equity less intangible assets divided by tangible assets.